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                                                                     EXHIBIT 8.1

                                 ALSTON&BIRD LLP
                               950 F Street, N.W.
                            Washington, DC 20004-1404

                                  202-756-3300
                                Fax: 202-756-3333
                                 www.alston.com

                                  June 23, 2006

HomeBanc Corp.
2002 Summit Boulevard, Suite 100
Atlanta, Georgia 30319

     Re:  HomeBanc Corp. - Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

     We have acted as counsel to HomeBanc Corp., a Georgia corporation (the "Company"), in connection with the filing of a Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 5,000,000 shares of the Company's Common Stock, par value $.01 per share, for issuance and sale by the Company (the "Shares") pursuant to a Dividend Reinvestment and Stock Purchase Plan. We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission's Regulation S-K. In connection with the filing of the Registration Statement, you have requested that we render an opinion with respect to the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

     In connection with this opinion, we have examined the Registration Statement, the registration statement on Form S-3 that became effective on September 26, 2005 (the "Shelf Registration Statement"), the prospectus supplement dated February 2, 2006, the Company's Articles of Incorporation and Bylaws, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, an officer of the Company has provided us with a certificate containing factual representations and covenants relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests (the "Officer's Certificate"). With your permission, we are relying upon the correctness of the factual representations and covenants in the Officer's Certificate. For purposes of our opinion, we have not made an independent investigation of the facts and have, consequently, assumed and relied on the representations that the information presented in the Officer's Certificate, the Registration Statement, the Shelf Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as

    One Atlantic Center             Bank of America Plaza           90 Park Avenue     3201 Beechleaf Court, Suite 600
1201 West Peachtree Street   101 South Tryon Street, Suite 4000   New York, NY 10016       Raleigh, NC 27604-1062
  Atlanta, GA 30309-3424          Charlotte, NC 28280-4000           212-210-9400               919-862-2200
       404-881-7000                     704-444-1000               Fax: 212-210-9444          Fax: 919-862-2260
     Fax: 404-881-7777                Fax: 704-444-1111

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to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.

     In connection with the opinions rendered below, we have assumed, with your consent, that:

1. During its short taxable year ending December 31, 2004 and its taxable year ending December 31, 2005, the Company operated, and in future taxable years the Company will operate, in a manner that will make the representations and covenants contained in the Officer's Certificate true for such years;

2. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

3. No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     Based on the foregoing, we are of the opinion that commencing with its taxable year ending December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification of the Company as a REIT under sections 856 through 860 of the Code, and its proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

     The Company's qualification as a REIT depends on the Company's ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the Company's ownership. We make no undertaking to review the Company's compliance with these requirements on a continuing basis, and no assurances can be given that the Company will satisfy these requirements.

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

     The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative

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positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

     No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

     This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our prior express written consent

                                        Very truly yours

                                        ALSTON & BIRD, LLP


                                        By: /s/ James E. Croker, Jr.
                                            ------------------------------------
                                            James E. Croker, Jr., Partner